Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Graybar Announces Extension of $750M Revolving Credit Facility

ST. LOUIS, MO., June 30, 2025 – Graybar, a leading distributor of electrical, industrial, automation and connectivity products and provider of related supply chain management and logistics services, announced today that it has completed the amendment and extension of its unsecured, committed revolving credit facility.  The amendment, among other things, extended the company’s five-year, $750 million revolving credit facility. The new facility matures in June 2030 and will support Graybar’s general working capital needs as well as its growth initiatives.

“This financing agreement provides Graybar with additional flexibility to pursue our ongoing business transformation and long-term growth strategies,” said David Meyer, Senior Vice President and Chief Financial Officer. “As we celebrate a century of success, we are investing in new capabilities, capitalizing on growth opportunities, and leveraging our employee ownership culture to build a bright future for our company and those we serve.”

Bank of America, N.A. was the lead institution in the transaction, and  BofA Securities, Inc. served as left lead arranger and sole bookrunner.  JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, PNC Capital Markets LLC, U.S. Bank National Association, Bank of Montreal, and Fifth Third Bank, National Association acted as joint lead arrangers. Regions Bank, Commerce Bank and Comerica Bank also committed capital to help close the transaction.

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, industrial, automation and connectivity products, and specializes in related supply chain management and logistics services. Through its network of more than 350 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network, automate and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

Cautionary Statement Regarding Forward-Looking Statements

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," "will," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. Factors which could have a material adverse impact on the company’s operations and future prospects on a consolidated basis include, but are not limited to: general economic conditions, particularly in the commercial, industrial building and residential construction industries, a sustained interruption in the operation of the company’s information systems, business interruption due to our ERP system upgrade, cyber-attacks, volatility in the prices of industrial commodities, increased funding requirements and expenses related to the company's pension plan, disruptions in the company’s sources of supply, inability or limitations on the company’s ability to borrow under its existing credit facilities or any replacements thereof, adverse legal proceedings or other claims, compliance with increasing governmental regulations, a pandemic, epidemic, or other public health emergency, and the inability, or limitations on the company’s ability, to raise debt or equity capital, and other risks and uncertainties described in our other filings with the U.S. Securities and Exchange Commission. These uncertainties may cause our actual results to be materially different than those expressed in any forward-looking statements. We do not undertake to update any forward-looking statements. Please see the company's Securities and Exchange Commission filings for more information.

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